                                          Filed Pursuant to Rule 424(b)(5)
                                          Registration No. 333-61964
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 6, 2001)
                                $2,000,000,000
                         Household Finance Corporation
                       6 3/8% Notes due October 15, 2011

                               ----------------

We will pay interest on the Notes on April 15 and October 15 of each year, beginning April 15, 2002. The Notes will mature on October 15, 2011. We may not redeem the Notes before maturity unless certain events occur involving United States taxation.

We have applied to list the Notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

The Notes will be unsecured obligations and rank equally with our unsecured senior indebtedness. The Notes will be issued only in registered form in denominations of $1,000.

Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      Public                     Underwriting                Proceeds to
                 Offering Price(1)                Discounts                   Company(1)
                 -----------------               ------------               --------------
Per Note              99.987%                       .450%                      99.537%
Total             $1,999,740,000                  $9,000,000                $1,990,740,000

(1) Plus accrued interest, if any, from October 23, 2001.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about October 23, 2001. The Notes have been approved for clearance through the Clearstream Luxembourg and Euroclear systems.

                          Joint Book-Running Managers

Banc of America Securities LLC     Morgan Stanley          Salomon Smith Barney

                                 ------------

ABN AMRO Incorporated
           Banc One Capital Markets, Inc.
                       Bear, Stearns & Co. Inc.
                                  JPMorgan
                                              Merrill Lynch & Co.
                                                            Wachovia Securities

                                 ------------

Loop Capital Markets                           The Williams Capital Group, L.P.

October 18, 2001

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Use of Proceeds............................................................  S-4
Ratio of Earnings to Fixed Charges.........................................  S-4
Capitalization of HFC......................................................  S-4
Selected Financial Information of HFC......................................  S-5
Description of Notes.......................................................  S-7
Underwriting............................................................... S-12
Notice to Canadian Residents............................................... S-14
Legal Opinions............................................................. S-15
Experts.................................................................... S-15
General Information........................................................ S-16

                                   Prospectus

About this Prospectus......................................................    2
Where You Can Find More Information........................................    2
Special Note Regarding Forward-Looking Statements..........................    2
Household Finance Corporation..............................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of Debt Securities.............................................    4
Description of Warrants....................................................   13
Certain United States Tax Documentation Requirements.......................   14
United States Taxation of Non-United States Persons........................   16
Plan of Distribution.......................................................   17
ERISA Matters..............................................................   18
Legal Opinions.............................................................   19
Experts....................................................................   19

                                 ------------

   You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus may only be used where it is legal to sell these securities. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sales of the Notes.

   In this Prospectus Supplement and the accompanying Prospectus, the "Company," "HFC" and "we" refer to Household Finance Corporation.

   The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriting."

   This Prospectus Supplement and the accompanying Prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts responsibility for the information contained in this Prospectus Supplement and the accompanying Prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the Prospectus misleading in any material respect.

   The distribution of this Prospectus Supplement and Prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus Supplement and the Prospectus come should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

   References herein to "$" and "dollars" are to the currency of the United States.

   Household Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HFC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's Internet web site at http:\\www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus Supplement and the accompanying Prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HFC documents listed below and any future filings made by HFC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is completed.

  .  Annual Report on Form 10-K for the year ended December 31, 2000;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

  .  Current Report on Form 8-K dated March 19, 2001.

   HFC will provide without charge to each person (including any beneficial owner), on the written or oral request of any such person, a copy of any or all of these filings (other than exhibits to such documents). Requests should be directed to: Household Finance Corporation, 2700 Sanders Road, Prospect Heights, Illinois 60070, Attention: Office of the Secretary, Telephone: 847-564-5000. In addition, such documents are also available free of charge at the office of Dexia Banque Internationale a Luxembourg, 69 route d' Esch, L-2953 Luxembourg.

                                USE OF PROCEEDS

   HFC will apply the net proceeds (estimated to be approximately $1,989,740,000) from the sale of the Notes to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HFC. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HFC. The proceeds of such commercial paper are used in connection with HFC's financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges for HFC and subsidiaries for the six months ended June 30, 2001 and June 30, 2000 was 1.61 and 1.58, respectively. See "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus for additional information.

                             CAPITALIZATION OF HFC

   The following table sets forth the unaudited consolidated capitalization of HFC at June 30, 2001. The table should be read in conjunction with HFC's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Where You Can Find More Information" in the accompanying Prospectus. All amounts are stated in millions of U.S. dollars. Since June 30, 2001 there has been no material change in the consolidated capitalization of HFC.

                                                                     June 30,
                                                                       2001
                                                                     ---------
Commercial paper, bank and other borrowings......................... $ 9,092.0
Senior and senior subordinated debt (with original maturities over one year) (1)......................................................  43,759.8
                                                                     ---------
Total debt..........................................................  52,851.8
                                                                     ---------
Common shareholder's equity:
  Common stock, $1.00 par value, 1,000 shares authorized, issued and
   outstanding, and additional paid-in capital (2)..................   3,503.3
  Retained earnings.................................................   3,966.2
  Accumulated other comprehensive income, net of tax................    (220.6)
                                                                     ---------
    Total common shareholder's equity...............................   7,248.9
                                                                     ---------
      Total capitalization.......................................... $60,100.7
                                                                     =========

--------
(1) This table does not reflect the issuance of the Notes offered hereby.
(2) All of HFC's authorized common stock is owned by Household International, Inc.

                     SELECTED FINANCIAL INFORMATION OF HFC

   The financial information which is set forth below as of and for the two years ended December 31, 2000 has been derived from the consolidated financial statements and notes thereto of HFC and its subsidiaries as set forth in HFC's Annual Report on Form 10-K for the year ended December 31, 2000, which have been audited by Arthur Andersen LLP, independent certified public accountants. HFC's Form 10-K is incorporated herein by reference. The financial information which is set forth below as of June 30, 2001 and for the six months ended June 30, 2001 and 2000 is unaudited and should be read in conjunction with HFC's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, which is incorporated by reference herein. Operating results for the six months ended June 30, 2001 should not be considered indicative of the results for any future quarters or the year ending December 31, 2001. All consolidated financial information of HFC and its subsidiaries presented below is qualified in its entirety by the detailed information and financial statements included in the documents referred to under "Where You Can Find More Information" in the accompanying Prospectus. All amounts are stated in millions of U.S. dollars.

                       Consolidated Statements of Income

                                            Six Months Ended     Year Ended
                                                June 30,        December 31,
                                            ----------------- -----------------
                                              2001     2000     2000     1999
                                            -------- -------- -------- --------
                                               (Unaudited)
Finance income............................. $3,648.2 $2,949.6 $6,438.3 $5,139.8
Other interest income......................     20.1     24.8     58.0     67.3
Interest expense...........................  1,602.8  1,276.0  2,895.2  2,152.7
                                            -------- -------- -------- --------
Net interest margin........................  2,065.5  1,698.4  3,601.1  3,054.4
Provision for credit losses on owned
 receivables...............................  1,037.4    770.2  1,564.2  1,407.4
                                            -------- -------- -------- --------
Net interest margin after provision for
 credit losses.............................  1,028.1    928.2  2,036.9  1,647.0
                                            -------- -------- -------- --------
Securitization revenue.....................    612.6    401.6    932.8    794.9
Insurance revenue..........................    234.5    183.3    394.8    357.7
Investment income..........................     72.5     74.6    159.0    154.4
Fee income.................................    212.1    167.0    361.0    414.1
Other income...............................    152.3     84.3    108.5    164.9
                                            -------- -------- -------- --------
Total other revenues.......................  1,284.0    910.8  1,956.1  1,886.0
                                            -------- -------- -------- --------
Salaries and fringe benefits...............    600.9    458.9    955.4    824.5
Sales incentives...........................    123.6     95.2    193.6    140.4
Other operating expenses...................    388.8    341.7    637.6    629.4
Amortization of acquired intangibles and
 goodwill..................................     69.4     76.2    147.0    143.3
Policyholders' benefits....................    129.3    112.1    231.7    224.7
                                            -------- -------- -------- --------
Total costs and expenses...................  1,312.0  1,084.1  2,165.3  1,962.3
                                            -------- -------- -------- --------
Income before income taxes.................  1,000.1    754.9  1,827.7  1,570.7
Income taxes...............................    347.7    259.4    642.2    550.8
                                            -------- -------- -------- --------
Net income................................. $  652.4 $  495.5 $1,185.5 $1,019.9
                                            ======== ======== ======== ========

                          Consolidated Balance Sheets

                                                  June 30,
                                                    2001        December 31,
                                                 ----------- -------------------
                                                               2000      1999
                                                 (Unaudited) --------- ---------
Assets
Cash...........................................   $   154.9  $   269.5 $ 1,487.2
Investment securities..........................     2,965.6    3,217.4   2,257.2
Receivables, net...............................    54,533.0   50,498.5  38,187.6
Advances to parent company and affiliates......       762.9      504.6     691.8
Acquired intangibles and goodwill, net.........     1,358.7    1,426.0   1,572.9
Properties and equipment, net..................       391.9      368.0     360.3
Real estate owned..............................       360.0      332.1     266.6
Other assets...................................     1,976.1    1,975.0   1,991.6
                                                  ---------  --------- ---------
  Total assets.................................   $62,503.1  $58,591.1 $46,815.2
                                                  =========  ========= =========
Liabilities and Shareholder's Equity
Commercial paper, bank and other borrowings....   $ 9,092.0  $ 8,829.4 $ 8,780.2
Senior and senior subordinated debt (with orig-
 inal
 maturities over one year).....................    43,759.8   40,575.9  30,383.6
                                                  ---------  --------- ---------
  Total debt...................................    52,851.8   49,405.3  39,163.8
Insurance policy and claim reserves............       891.3      891.8   1,077.2
Other liabilities..............................     1,511.1      944.8     643.0
                                                  ---------  --------- ---------
  Total liabilities............................    55,254.2   51,241.9  40,884.0
Common shareholder's equity....................     7,248.9    7,349.2   5,931.2
                                                  ---------  --------- ---------
  Total liabilities and shareholder's equity...   $62,503.1  $58,591.1 $46,815.2
                                                  =========  ========= =========

                              DESCRIPTION OF NOTES

General

   The following description of the terms of the 6 3/8% Notes due October 15, 2011 (the "Notes") offered hereby (referred to in the Prospectus as the "Offered Debt Securities") supplements, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Notes are part of the Debt Securities registered by the Company with the Securities and Exchange Commission to be issued on terms to be determined at the time of sale. The Notes constitute senior unsecured debt of the Company and will rank on a parity with all other senior unsecured debt of the Company and prior to all subordinated debt. The Notes are to be issued under an Indenture dated as of October 1, 1992 (the "Indenture"), between the Company and U.S. Bank Trust National Association, as Trustee, which is more fully described in the accompanying Prospectus under "Description of Debt Securities--Senior Debt Securities."

   The Notes are not subject to redemption by the Company prior to maturity unless certain events occur involving U.S. taxation. See "Description of Notes--Redemption for Tax Reasons."

   The Notes will be issued in denominations of $1,000 and integral multiples thereof. The Notes will mature on October 15, 2011. At maturity, the amount due and payable on the Notes will be equal to 100% of their principal amount outstanding, together with interest accrued but unpaid thereon to such maturity date.

   The Notes will initially be issued in book-entry form. Definitive Notes will only be issued in the limited circumstances described under "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus. Any Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $1,000 and in integral multiples thereof, in the amount of each holder's registered holdings. Any Notes so issued will be registered in such names, and in such denominations, as the Depositary shall request. Such Notes may be presented for registration of transfer or exchange at the office of the Trustee in New York, New York and principal thereof and interest thereon will be payable at such office of the Trustee, provided that interest thereon may be paid by check mailed to the registered holders of the definitive Notes. In the event definitive Notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of Dexia Banque Internationale a Luxembourg or its successor as paying agent in Luxembourg with respect to the Notes.

   The Company has appointed Dexia Banque Internationale a Luxembourg as a paying agent and transfer agent in Luxembourg with respect to the Notes, and as long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying agent and transfer agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Description of Notes--Notices."

Interest

   Interest on the Notes will accrue from and including October 23, 2001 at the rate of 6 3/8% per annum and will be payable semiannually on each April 15 and October 15, beginning April 15, 2002, to the persons in whose names the Notes are registered at the close of business on the preceding March 31 or September 30, respectively, except that interest payable at maturity shall be paid to the same persons to whom principal of the Notes is payable. In the event any principal of or interest on the Notes is due on a day other than a Business Day (as defined below), the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after the date such principal or interest is due, as the case may be. "Business Day" with respect to any place of payment means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment are authorized or obligated by law or executive order to close. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

Depositary

   Upon issuance, all Notes will be represented by one or more fully registered global notes ("Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto ("DTC" or the "Depositary"), as Depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Clearstream Banking, societe anonyme ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. See "Description of Debt Securities--Book-Entry System" and "--Global Clearance and Settlement Procedures" in the accompanying Prospectus.

Notices

   Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg Paying Agent and Transfer Agent will be published in Luxembourg in the manner set forth above.

Further Issues

   The Company may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking pari passu with the Notes and with identical terms in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Payment of Additional Amounts

   The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts ("Additional Amounts") as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

     (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, partner, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

       (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

       (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

       (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization;

       (d) being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

       (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

       (f) having made an election the effect of which is to make the payment of principal of or interest on the Notes subject to United States federal income tax;

     (2) to any holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

     (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

     (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

     (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

     (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

     (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

     (8) in the case of any combination of the above.

   The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes--Redemption for Tax Reasons," the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

   As used herein under the headings "Payment of Additional Amounts" and "Description of Notes--Redemption for Tax Reasons," the term "United States" means the United States of America (including the States and the District of Columbia). "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a United States person. "Non-United States person" means a person who is not a United States person.

Redemption for Tax Reasons

   If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein under the heading "Description of Notes--Payment of Additional Amounts," then the Company may at its option redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

Certain United States Tax Documentation Requirements and United States Taxation of Non-United States Persons

   The backup withholding rate of 31% referred to in the Prospectus under "Certain United States Tax Documentation Requirements" and "United States Taxation of Non-United States Persons" is currently 30.5% (which rate is scheduled to be reduced periodically through 2006).

Proposed EU Directive on the Taxation of Savings Income

   In November 2000, the European Council confirmed proposals to proceed with a new EU Directive on the taxation of savings income, which is designed to secure that at least a minimum effective rate of tax is paid on all interest and similar savings income earned by residents of EU member states. The Directive is intended to come into effect in 2003. The key features of the proposed Directive are:

  . Where a "paying agent" established in any EU member state makes payments of interest, discount or premium to an individual resident in another member state, the tax authorities of the paying agent's member state will be required to supply details of the payment to the tax authorities of the other member state. For these purposes, the term "paying agent" is widely defined to include both the principal obligor under a debt obligation; a paying agent in the normal sense of that term; and an agent who collects interest, discounts or premiums on behalf of an individual beneficially entitled thereto.

  . During a transitional period of not more than seven years from the coming into effect of the Directive, certain member states (expected to be confined to Austria, Belgium and Luxembourg, and possibly Greece and Portugal) may, instead of supplying information on savings income to the tax authorities of other member states, operate a withholding tax. In such cases, "paying agents" established in the relevant member states must withhold tax from any interest, discount or premium paid to an individual resident in another member state. The withholding tax will be levied at a rate of 15% during the first three years of the transitional period, and at a rate of 20% during the remaining four years.

  . Eurobonds and other negotiable debt securities which are issued before March 1, 2001, or under a prospectus issued before that date, will be exempt from the withholding tax provisions of the Directive even if interest, discounts or premiums on such securities are paid through a "paying agent" established in a member state which adopts the transitional withholding tax regime. Securities issued after March 1, 2001, or under a prospectus issued after that date, will be fully within the scope of the Directive when it comes into force.

   It is expected that the Directive, which can be adopted only by unanimous agreement amongst the member states, will also be conditional on the adoption of equivalent measures in third party countries with significant financial centers (including the United States and Switzerland) and in dependent or associated territories of certain of the EU member states.

   Pending agreement on the precise text of the Directive, it is not possible to say what effect, if any, the adoption of the Directive would have on the Notes or payments in respect thereof.

   If the Directive is adopted in its current form, no Additional Amounts will be payable by the Company in respect of any withholding tax required by the Directive legislation to be deducted.

                                  UNDERWRITING

   We intend to offer the Notes through the underwriters. Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement and the related pricing agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the Notes listed opposite their names below.

                                                                   Principal
          Underwriter                                                Amount
          -----------                                            --------------
      Banc of America Securities LLC............................ $  580,000,000
      Morgan Stanley & Co. Incorporated.........................    580,000,000
      Salomon Smith Barney Inc. ................................    580,000,000
      ABN AMRO Incorporated.....................................     40,000,000
      Banc One Capital Markets, Inc.............................     40,000,000
      Bear, Stearn & Co. Inc....................................     40,000,000
      First Union Securities, Inc...............................     40,000,000
      J.P. Morgan Securities Inc................................     40,000,000
      Merrill Lynch, Pierce, Fenner & Smith Incorporated........     40,000,000
      Loop Capital Markets......................................     10,000,000
      The Williams Capital Group, L.P...........................     10,000,000
                                                                 --------------
          Total................................................. $2,000,000,000
                                                                 ==============

   The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of those liabilities.

   The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

   The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

   Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the underwriting agreement.

   In particular, each underwriter has represented and agreed that:

     (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

     (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on;

     (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom;

     (iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

     (v) it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the Notes and that it will comply with the Securities Selling Prospectus Act (the "Act") of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgeset:). In particular, each Underwriter has undertaken not to engage in public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any Notes otherwise than in accordance with the Act and any other act replacing or supplementing the Act and all other applicable laws and regulations; and

     (vi) the Notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France the Prospectus Supplement, the Prospectus or any other offering material relating to the Notes, and that such offers, sales and distributions have been and shall be made in France only to (i) qualified investors (investisseurs qualfies) and/or (ii) a restricted group of investors (cercle restreint d'investisseurs), all as defined in Article 6 of ordonnance no. 67-833 dated 28th September, 1967 (as amended) and decret no. 98-880 dated 1st October, 1998.

Commissions and Discounts

   The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover page of this Prospectus Supplement, and to dealers at that price less a concession not in excess of .30% of the principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   The expenses of the offering, not including the underwriting discount, are estimated to be $1,000,000 and are payable by us.

Listing

   Although application has been made to list the Notes offered hereby on The Luxembourg Stock Exchange, a listing may not be obtained. The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization and Short Positions

   In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this Prospectus Supplement, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

   Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.


                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with the available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

   Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, (iii) if in Quebec, such purchaser shall be deemed to have agreed that all documents relating to such purchase be in English only, and (iv) such purchaser has reviewed and acknowledges the terms above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provision of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL OPINIONS

   The legality of the Notes will be passed upon for HFC by John W. Blenke, Vice President--Corporate Law and Assistant Secretary for Household International, Inc., the parent of HFC. Certain legal matters will be passed upon for the underwriters by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of Common Stock of Household International, Inc.

                                    EXPERTS

   The financial statements and schedules incorporated by reference in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              GENERAL INFORMATION

   Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture, the form of Underwriting Agreement and the Company's current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Dexia Banque Internationale a Luxembourg, in Luxembourg. Dexia Banque Internationale a Luxembourg will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the Notes, as long as the Notes are represented by Global Notes. In addition, copies of the above reports of the Company may be obtained free of charge at such office.

   Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of the Company since December 31, 2000.

   The Company does not publish unconsolidated financial statements.

   The independent accountants of the Company are Arthur Andersen LLP, Chicago, Illinois.

   Other than as disclosed or contemplated in the documents incorporated herein by reference, neither the Company nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes and the Company is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

   Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of the Company on October 18, 2001.

   The Notes, the Indenture and the Underwriting Agreement are governed by, and shall be construed in accordance with, the laws of the State of Illinois, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

   The Notes have been approved for clearance through the Clearstream Luxembourg and Euroclear systems. The Notes have been assigned Euroclear and Clearstream Luxembourg Common Code No. 013792305, International Security Identification Number (ISIN) US441812JW56 and CUSIP No. 441812JW5.

                         Household Finance Corporation

                                $16,573,250,000

                                Debt Securities
                                      and
                      Warrants to Purchase Debt Securities

                               ----------------

   Household Finance Corporation may sell from time to time up to $16,573,250,000 of its debt securities and warrants to purchase debt securities. We will provide specific terms of the securities which we may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                               ----------------

    Neither   the  Securities  and   Exchange  Commission  nor  any   state
         securities commission  has approved  or disapproved  of these securities  or  determined  if this  prospectus  is
                  accurate  or  complete. Any  representation
                       to  the  contrary is  a  criminal
                            offense.

                               ----------------

                  The date of this Prospectus is June 6, 2001

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $16,573,250,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. In this prospectus, "us," "we," "Company" and "HFC" refer to Household Finance Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

   Household Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HFC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's Internet web site at http:\\www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HFC documents listed below and any future filings made by HFC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities.

  . Annual Report on Form 10-K for the year ended December 31, 2000;

  . Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

  . Current Report on Form 8-K dated March 19, 2001.

   You may request a copy of these filings, at no cost, by writing or telephoning us at: Household Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, Telephone (847) 564-5000.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain of the matters discussed under the caption "Household Finance Corporation" and elsewhere in this prospectus and any prospectus supplement or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HFC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See WHERE YOU CAN FIND MORE INFORMATION.

                         HOUSEHOLD FINANCE CORPORATION

   HFC was incorporated in Delaware in 1925, as successor to an enterprise which traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone (847) 564-5000). HFC is a wholly owned subsidiary of Household International, Inc. ("Household International").

   HFC and its subsidiaries offer a diversified range of financial services. The principal product of our consumer lending business is the making of cash loans, including real estate secured loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands "HFC" and "Beneficial", and through direct mail, correspondents, telemarketing and the Internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

   We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

   A subsidiary of HFC also makes loans for the purchase of new and used vehicles. The loans are secured by the vehicles, which are generally sold through franchised dealers. We also make tax refund anticipation loans. These loans are marketed to consumers at H&R Block offices and offices of other tax preparation services throughout the U.S.

   Subsidiaries of HFC primarily service the loans made by HFC and its subsidiaries, including loans made by the credit card operations.

   We offer credit life and credit accident, health and disability insurance to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

                                USE OF PROCEEDS

   Unless otherwise indicated in the prospectus supplement, we will apply the net proceeds from the sale of the securities to our general funds to be used in our financial services business, including the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce our outstanding commercial paper. The proceeds of such commercial paper are used in connection with our financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below was as follows:

                                   Three months ended
                                        March 31,      Year Ended December 31,
                                   ------------------- ------------------------
                                     2001      2000    2000 1999 1998 1997 1996
                                   --------- --------- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed
 Charges..........................      1.54      1.57 1.62 1.72 1.32 1.61 1.57

   For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest). The December 31, 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs of $751 million after-tax, the December 31, 1998 ratio would have been 1.81.
--------
* MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

                         DESCRIPTION OF DEBT SECURITIES

   HFC may offer, from time to time, one or more series of unsecured senior notes ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and Warrants being hereafter collectively called the "Securities"). The Securities offered pursuant to this prospectus may have an aggregate offering price up to U.S. $16,573,250,000, or the equivalent thereof at the time of the offering if any of the Securities are denominated in a foreign currency or a foreign currency unit.

   The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus ("Prospectus Supplement") may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

General

   Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HFC and will be issued under one of the indentures specified elsewhere herein (the "Indentures"). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HFC's Registration Statement which registers the Securities with the Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

   The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

   Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See "Book-Entry System" below.

   Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt
Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HFC; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HFC will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HFC, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HFC or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

   If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

   Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

Book-Entry System

   Unless otherwise indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, upon issuance, all Offered Debt Securities will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless and until exchanged in whole or in part for Offered Debt Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

   If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, societe anonyme, formerly Cedelbank ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Clearstream Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

   So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of Offered Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, the actual owners of Offered Debt Securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the Offered Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, including for purposes of receiving any reports delivered by the Company or the applicable Trustee pursuant to such Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to a Trustee a Company Order to the effect that Global Securities shall be exchangeable or (z) an Event of Default (as defined herein) has occurred and is continuing with respect to Offered Debt Securities, the Global Securities will be exchangeable for Offered Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Offered Debt Securities shall be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

   The following is based on information furnished by DTC:

   DTC will act as securities depositary for Offered Debt Securities. Offered Debt Securities will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Securities will be issued for the Offered Debt Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

   Purchases of Offered Debt Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for Offered Debt Securities on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Offered Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Debt Securities, except as provided above.

   To facilitate subsequent transfers, all Offered Debt Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Offered Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of Offered Debt Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC, nor Cede & Co. will consent or vote with respect to Offered Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Offered Debt Securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

   Principal and/or interest payments on Offered Debt Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

   DTC may discontinue providing its services as securities depositary with respect to Offered Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Offered Debt Security certificates are required to be printed and delivered.

   The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Offered Debt Security certificates will be printed and delivered.

   Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

   Distributions with respect to Offered Debt Securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

   Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the "Euroclear Operator").

  Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for Offered Debt Securities. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to Offered Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

   Initial settlement for Offered Debt Securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any series of Debt Securities indicates that investors may elect to hold interests in Offered Debt Securities through Clearstream Luxembourg or Euroclear, secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Offered Debt Securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

   Because of time-zone differences, credits of Offered Debt Securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in Offered Debt Securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Offered Debt Securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

   Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Offered Debt Securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Senior Debt Securities

   The trustees for the indentures under which Offered Debt Securities constituting senior debt of HFC (the "Senior Debt Securities") will be issued shall be either U.S. Bank Trust National Association, The Bank of New York, Bank One, National Association, Allfirst Bank, The Chase Manhattan Bank, or such other entity which may be specified in the Prospectus Supplement (collectively, the "Senior Trustees"). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HFC and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992 (the "Standard Provisions"). The above noted indentures are collectively called the "Indentures for Senior Debt Securities" herein. Senior Debt Securities will rank on a parity with all unsecured debt of HFC, and prior to all subordinated debt.

   Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

 Covenant Against Creation of Pledges or Liens

   All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HFC covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term "indebtedness for borrowed money" does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HFC of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

   The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HFC or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HFC; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HFC; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HFC or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HFC;
(d) security interests to secure any indebtedness of HFC to a subsidiary; (e) security interests in property of HFC in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

   Notwithstanding the foregoing, HFC may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HFC existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HFC's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HFC of any property, which property has been or is to be sold or transferred by HFC to such person with the intention that such property be leased back to HFC, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HFC. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions--Section 3.08)

 Concerning the Trustees

   HFC maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HFC under which outstanding senior or subordinated unsecured debt securities of HFC have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HFC and other corporations affiliated with HFC.

Senior Subordinated Debt Securities

   Offered Debt Securities which will constitute senior subordinated unsecured debt of HFC (the "Senior Subordinated Debt Securities") will be issued under an Indenture dated as of March 15, 1990, between HFC and BNY Midwest Trust Company, as Trustee (the "Indenture for Senior Subordinated Debt Securities").

   Principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

 Subordination

   Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HFC, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HFC, such indebtedness of HFC to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called "senior indebtedness." At March 31, 2001, the aggregate amount of the outstanding senior indebtedness of HFC was approximately $41.6 billion. HFC is not directly limited in its ability to issue additional senior indebtedness.

   In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HFC or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HFC, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

   In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indenture for Senior Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

   Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indenture for Senior Subordinated Debt Securities--Section 12.01)

 Liens

   HFC will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HFC whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indenture for Senior Subordinated Debt Securities--Section 3.08)

 Concerning the Trustee

   BNY Midwest Trust Company is trustee under other indentures of HFC under which certain of HFC's outstanding senior subordinated debt securities have been issued and under which HFC senior debt securities may be issued. HFC maintains banking relationships with affiliates of BNY Midwest Trust Company. Affiliates of BNY Midwest Trust Company also have other financial relations with HFC and other corporations affiliated with HFC.

Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities

   If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HFC has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then HFC will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HFC under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions--Section 6.03, Indenture for Senior Subordinated Debt Securities--Section 6.03)

   For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Modification of Indentures

   Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions--Section 11.02, Indenture for Senior Subordinated Debt Securities-- Section 11.02)

   Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions--Section 11.01, Indenture for Senior Subordinated Debt Securities--Section 11.01)

Successor Entity

   The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision--Section 10.02, Indenture for Senior Subordinated Debt Securities-- Sections 10.01 and 10.02)

Events of Default

   Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HFC is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions--Sections 3.05 and 7.01, Indenture for Senior Subordinated Debt Securities--Sections 3.05 and 7.01)

   If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions--Section 7.02, Indenture for Senior Subordinated Debt Securities--Section 7.02)

   The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions--Section 7.13, Indenture for Senior Subordinated Debt Securities--Section 7.13)

   Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions--Section 8.02, Indenture for Senior Subordinated Debt Securities--
Section 8.02)

   Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions--Section 7.07, Indenture for Senior Subordinated Debt Securities--Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions--Section 7.12, Indenture for Senior Subordinated Debt Securities--Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions--Section 8.03(e), Indenture for Senior Subordinated Debt Securities--Section 8.03(e))

                            DESCRIPTION OF WARRANTS

   HFC may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between HFC and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

General

   The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

   Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

   Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

   Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HFC will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

   A beneficial owner of an Offered Debt Security will generally be subject to the withholding of United States federal income tax at rates up to 31% unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

   Exemption for Non-United States persons (IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person, as defined below under "United States Taxation of Non-United States Persons" (other than certain persons that are related to the Company through stock ownership or that are banks receiving certain types of interest as described in clauses (x) (a), (b) and (c) of Paragraph (i) under

"United States Taxation of Non-United States Persons--Income and Estate Tax"), can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Special rules apply in the case of foreign partnerships and foreign trusts.

   Exemption for Non-United States persons with effectively connected income (IRS Form W-8ECI). A beneficial owner of an Offered Debt Security that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on an Offered Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

   Exemption or reduced rate for Non-United States persons entitled to the benefits of a treaty (IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

   Exemption for United States persons (IRS Form W-9). A beneficial owner of an Offered Debt Security that is a United States person can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

   United States federal income tax reporting procedure. A beneficial owner of an Offered Debt Security is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Offered Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Offered Debt Security, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which an Offered Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Offered Debt Security, until the IRS Form is received by the last United States payor (or non-United States payor who is an authorized foreign agent of the United States payor, a "qualified intermediary," a U.S. branch of a foreign bank or foreign insurance company or a "withholding foreign partnership") in the chain of payment (the "Withholding Agent"). For example, in the case of an Offered Debt Security held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x) (d) (B) of paragraph (i) under "United States Taxation of Non-United States Persons-- Income and Estate Tax", if a beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Offered Debt Security on its behalf.

   Each holder of an Offered Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Offered Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Company as provided for in connection with any series of Offered Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States holders of the Debt Securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Offered Debt Securities.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

   The following summary describes the principal United States federal income and estate tax consequences applicable to beneficial owners of the Offered Debt Securities who are non-United States persons. As used herein, the term "non-United States person" means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust treated as a United States person under section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"). The following discussion may not be applicable to a particular series of Offered Debt Securities depending on the terms and conditions established for such Offered Debt Securities in the Prospectus Supplement. Any special United States federal income and estate tax consequences to non-United States persons (and, if necessary, to United States persons) not described herein will be described in the Prospectus Supplement.

Income and Estate Tax

   In the opinion of Sidley Austin Brown & Wood, special tax counsel to the Company, under United States federal tax law as of the date of this Prospectus, and subject to the discussion of backup withholding below:

     (i) payments of principal and interest on an Offered Debt Security that is beneficially owned by a non-United States person will not be subject to the withholding of United States federal income tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the beneficial owner of the Offered Debt Security is not a bank receiving interest on an Offered Debt Security as described in Section 881 (c) (3) (A) of the Code and (d) either (A) the beneficial owner of the Offered Debt Security certifies to the Withholding Agent under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Offered Debt Security certifies to the Withholding Agent under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from the withholding of United States federal income tax and the beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Offered Debt Security provides an IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the Withholding Agent, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

     (ii) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of an Offered Debt Security unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

     (iii) an Offered Debt Security beneficially owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Offered Debt Security would not have been effectively connected with a U.S. trade or business of the individual.

   For purposes of the foregoing certification requirements, Offered Debt Securities held by a foreign partnership or foreign trust will be considered beneficially owned by the partners or beneficiaries rather than the partnership or trust. Accordingly, the partners and beneficiaries will be required to provide the required certification. Moreover, the partnership or trust will be required to provide certain additional information. Interest on an Offered Debt Security that is effectively connected with the conduct of a trade or business in the United States by a holder of an Offered Debt Security who is a non-United States person, although exempt from the withholding of United States income tax, may be subject to United States income tax as if such interest was earned by a United States person.

Backup Withholding and Information Reporting

   In general, information reporting requirements will apply to payments of principal and interest made on an Offered Debt Security and the proceeds of the sale of an Offered Debt Security within the United States to non-corporate holders of the Offered Debt Securities, and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

   Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Company or a paying agent to a non-United States person on an Offered Debt Security if, in the case of interest, the IRS Form described in clause (y) or (z) in paragraph (i) under "Income and Estate Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x) (d) in paragraph (i) under "Income and Estate Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

   Payments of the proceeds from the sale of an Offered Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a United States branch of a foreign bank or foreign insurance company or a foreign partnership controlled by United States persons or engaged in a United States trade or business, information reporting may apply to such payments. Payments of the proceeds from the sale of an Offered Debt Security to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

   Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

   Interest on an Offered Debt Security that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                              PLAN OF DISTRIBUTION

   HFC may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement will set forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to HFC from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

   The Offered Securities may be sold directly by HFC or through agents designated by HFC from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by HFC to such agent are set forth, in the Prospectus Supplement relating thereto.

   Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into with HFC to indemnification by HFC against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

   If so indicated in the Prospectus Supplement, HFC will authorize underwriters, dealers or other persons acting as HFC's agents to solicit offers by certain institutions to purchase Offered Securities from HFC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HFC. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, HFC shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

   There can be no assurance that a secondary market will be created for the Offered Securities or, if it is created, that it will continue.

                                 ERISA MATTERS

   The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

   HFC may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HFC is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Any pension or other employee benefit plan proposing to acquire any Offered Securities should consult with its counsel.

                                 LEGAL OPINIONS

   The legality of the Offered Securities will be passed upon for HFC by John
W. Blenke, Vice President--Corporate Law for Household International, Inc., the parent of HFC. Sidley Austin Brown & Wood, Chicago, Illinois has acted as special tax counsel to HFC in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International and owns, and holds options to purchase, shares of Common Stock of Household International.

                                    EXPERTS

   The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                        PRINCIPAL OFFICE OF THE COMPANY

                               2700 Sanders Road
                        Prospect Heights, Illinois 60070

                             TRUSTEE AND REGISTRAR

                                U.S. Bank Trust
                              National Association
                                100 Wall Street
                            New York, New York 10005

                     LUXEMBOURG PAYING AGENT/TRANSFER AGENT

                    Dexia Banque Internationale a Luxembourg
                                69 route d'Esch
                               L-2953 Luxembourg

                                 LISTING AGENT

                    Dexia Banque Internationale a Luxembourg
                                69 route d'Esch
                               L-2953 Luxembourg

                                 LEGAL ADVISERS

             To the Company                       To the Underwriters
        as to United States Law                 as to United States Law
          John W. Blenke, Esq.                  McDermott, Will & Emery
           2700 Sanders Road                      227 W. Monroe Street
    Prospect Heights, Illinois 60070            Chicago, Illinois 60606

                                 To the Company
                          as to United States Tax Law
                           Sidley Austin Brown & Wood
                                 Bank One Plaza
                            Chicago, Illinois 60603

                            AUDITORS TO THE COMPANY

                              Arthur Andersen LLP
                             33 West Monroe Street
                            Chicago, Illinois 60603